Exhibit 99.1

FOR IMMEDIATE RELEASE

Date:	October 25, 2021
Contact:	Kevin McPhaill, President/CEO
Phone:	(559) 782-4900 or (888) 454-BANK
Website Address:	www.sierrabancorp.com

SIERRA BANCORP ANNOUNCES QUARTERLY AND YEAR TO DATE EARNINGS

Company Release – 10/25/2021

●	Completed $50.0 million issuance of ten-year fixed-to-floating subordinated debentures at 3.25% during the quarter.
●	Net income for the first nine months of 2021 increased $6.9 million, or 26%, as compared to the same period in 2020.
●	Return on average assets for the first nine months of 2021 improved to 1.36%, as compared to 1.26% for the same period in 2020.
●	Deposit growth of $44.7 million, or 2%, during the third quarter of 2021 and $196.0 million, or 7%, for the first nine months of 2021.

PORTERVILLE, Calif –(BUSINESS WIRE) – Sierra Bancorp (Nasdaq: BSRR), parent of Bank of the Sierra, today announced its unaudited financial results for the three-and nine-month periods ended September 30, 2021. Sierra Bancorp reported consolidated net income of $10.6 million, or $0.69 per diluted share, for the third quarter of 2021, compared to $10.4 million, or $0.67 per diluted share in the third quarter of 2020.

For the first nine months of 2021, the Company recognized net income of $33.4 million, or $2.17 per diluted share, as compared to $26.5 million, or $1.73 per diluted share, for the same period in 2020. The Company’s financial performance metrics for the first nine months of 2021 include an annualized return on average assets and a return on average equity of 1.36% and 12.60%, respectively, compared to 1.26% and 10.90%, respectively, for the same period in 2020.

“The most effective way to do it, is to do it.” Amelia Earhart

“We are proud of our robust earnings in the third quarter, which helped the Bank achieve its strongest net income for a nine-month period in its history,” stated Kevin McPhaill, President and CEO. “Our continued efforts in both core deposit and diversified earning asset generation during 2021 have led to overall balance sheet growth. This success is a result of our banking team’s determination and perseverance. We are excited and ready for opportunities in the fourth quarter and next year!”, McPhaill concluded.

Financial Highlights

Quarterly Changes (comparisons to the third quarter of 2020)

●	Net income increased $0.3 million to $10.6 million, primarily due to a $0.6 million negative provision for loan and lease losses in the third quarter of 2021 as compared to a provision for loan and lease losses of $2.35 million for the same period in 2020. Compared to 2020, this decrease in provision is attributable to the impact of continued improvements in the overall economy and lower uncertainty, a reduction in historical loss rates, a decline in specific reserves on impaired loans, net loan recoveries in 2021, a change in the mix of loans, and lower outstanding balances of net loans and leases.

Sierra Bancorp Financial Results

October 25, 2021

●	Net interest income decreased by $1.4 million mostly due to a 54 bps decline in the yield on earning assets and a shift in mix due to higher levels of cash invested overnight with the Federal Reserve Bank.
●	Noninterest income increased $0.4 million or 6% primarily due to increases in checkcard interchange fees from increased usage.
●	Noninterest expense increased by $1.6 million, due mostly to a $0.9 million increase in salaries, a $0.4 million increase in checkcard processing costs, and a $0.5 million increase in legal expenses.

Year to-Date Changes (comparisons to the first nine-months of 2020)

●	Net income increased $6.9 million, or 26%. The most significant line-item changes were a $8.8 million decrease in the provision for loan and lease losses, and an increase of $6.5 million or 8% in net interest income, due mostly to higher average loan balances and a continued favorable deposit mix.
●	Noninterest income increased by $0.9 million, or 4%, due to checkcard interchange fees, increases in BOLI income, and increases in the fair market value of equity securities partially offset by the fact that the third quarter of 2020 had certain nonrecurring gains on the sales of investments, and other assets that did not reoccur in the third quarter of 2021.
●	Noninterest expense increased $6.2 million, or 11% due mostly to the increases in salary expense, data processing, checkcard processing costs and professional services expense.

Balance Sheet Changes (comparisons to December 31, 2020)

●	Total assets increased by $222.0 million, or 7%, to $3.4 billion, during the first nine months of the year.
●	Cash and due from banks increased $350.9 million, to $422.4 million during the first nine months of the year due mostly to higher deposit balances coupled with lower loan balances.
●	Investment securities increased 35% to $732.3 million primarily due to bond purchases.
●	Gross loans declined $323.3 million due predominantly to a $181.2 million decline in mortgage warehouse line utilization, a $63 million decline in real estate loans mostly due to lower commercial real estate and construction loan balances, and a $76.8 million decrease in commercial and industrial loans, which was mostly Small Business Administration Paycheck Protection Program (“SBA PPP”) loan forgiveness.
●	Deposits totaled $2.8 billion at September 30, 2021, representing a year-to-date increase of $196.0 million, or 7%. The growth in deposits came primarily from core transaction and savings accounts, while higher-cost time and wholesale brokered deposits decreased.
●	Long-term debt increased to $49.2 million from the issuance of $50 million in ten year 3.25% fixed to floating subordinated notes.

Sierra Bancorp Financial Results

October 25, 2021

Other financial highlights are reflected in the following table.

FINANCIAL HIGHLIGHTS
(Dollars in Thousands, Except Per Share Data, Unaudited)
	As of or for the			As of or for the
	three months ended			nine months ended
	9/30/2021	6/30/2021	9/30/2020	9/30/2021	9/30/2020
Net income	$10,605	$11,708	$10,356	$33,391	$26,465
Diluted earnings per share	$0.69	$0.76	$0.68	$2.17	$1.73
Return on average assets	1.26%	1.42%	1.34%	1.36%	1.26%
Return on average equity	11.62%	13.29%	12.34%	12.60%	10.90%

Net interest margin (tax-equivalent)	3.46%	3.60%	3.98%	3.66%	3.97%
Yield on average loans and leases	4.61%	4.57%	4.56%	4.57%	4.75%
Cost of average total deposits	0.08%	0.09%	0.10%	0.09%	0.19%
Efficiency ratio (tax-equivalent) (1)	59.75%	58.79%	53.74%	58.29%	56.64%

Total assets	$3,442,739	$3,272,048	$3,199,618	$3,442,739	$3,199,618
Loans & leases net of deferred fees	$2,137,214	$2,140,961	$2,377,222	$2,137,214	$2,377,222
Noninterest demand deposits	$1,111,411	$1,073,833	$975,750	$1,111,411	$975,750
Total deposits	$2,820,646	$2,775,914	$2,591,713	$2,820,646	$2,591,713
Noninterest-bearing deposits over total deposits	39.4%	38.7%	37.6%	39.4%	37.6%

Shareholders equity / total assets	10.6%	10.9%	10.5%	10.6%	10.5%
Tangible common equity ratio (2)	9.8%	10.1%	9.6%	9.8%	9.6%
Book value per share	$23.70	$23.21	$21.92	$23.70	$21.92
Tangible book value per share (2)	$21.69	$21.19	$19.84	$21.69	$19.84

(1)	Noninterest expense as a percentage of the sum of net interest income and noninterest income excluding net gains (losses) from securities and bank owned life insurance income
(2)	See reconciliation of non-GAAP financial measures to the corresponding GAAP measurement in "Non-GAAP Financial Measures" later in this document

INCOME STATEMENT HIGHLIGHTS

Net Interest Income

Net interest income was $26.7 million, for the third quarter of 2021, a $1.4 million decrease, or 5% over the third quarter of 2020, and increased $6.4 million, or 8% to $82.5 million for the first nine months of 2021 relative to the same period in 2020.

For the third quarter of 2021, growth in average interest-earning assets totaled $267.0 million, or 9%, as compared to the third quarter of 2020. The yield on these balances was 54 basis points lower for the same period due mostly to a shift in the mix of earning assets to lower yielding investment securities, including cash held overnight at the Federal Reserve Bank. This decrease in yield was slightly offset by an 2 basis point drop in the cost of our interest-bearing liabilities for the same period.

Net interest income for the comparative year-to-date periods increased due to a $465.0 million, or 18% growth in average interest-earning assets. The yield on these average balances was 43 basis points lower for the same period, but was partially offset by a 17 basis point drop in interest paid on liabilities. The net impact of this lower rate was a 31 basis point decrease in our net interest margin for the nine-months ending September 30, 2021 as compared to the same period in 2020.

Loan income during the third quarter 2021 included $0.8 million related to fee income, net of origination costs, recognized on SBA PPP loans. Similarly, SBA PPP loan fees, net of origination costs of $3.3 million were recognized

Sierra Bancorp Financial Results

October 25, 2021

for the nine months ended September 30, 2021. At September 30, 2021, approximately $1.6 million of unearned fees, net of origination costs related to SBA PPP loans remains on the balance sheet.

Interest expense was $0.9 million for the third quarter of 2021, a decline of $0.1 million, or 6%, relative to the third quarter of 2020. For the first nine months of 2021, compared to the first nine months of 2020, interest expense declined $1.8 million, or 39%, to $2.7 million. The significant decline in interest expense is attributable to a favorable shift in deposit mix as the average balance of higher cost time deposits declined by $134.8 million or 31% in the third quarter of 2021 as compared to the third quarter of 2020, and fell by $38.5 million or 9% for the first nine months of 2021 as compared to the same period in 2020, while lower or no cost transaction and savings accounts increased $198.2 million or 17% for the third quarter of 2021 compared to the same period in 2020 and increased by $241.1 million or 23%, for the first nine months of 2021 over the same nine months in 2020.

Our net interest margin was significantly impacted by the additional overnight cash balances resulting from increased liquidity from deposit growth in 2021 coupled with lower loan balances. This additional liquidity was mostly deployed in overnight funding resulting in $380.0 million in average overnight cash during the third quarter 2021 and $256.0 million in average balances for the year-to-date period ending September 30, 2021. This overnight funding earned an average rate of 15 and 13 basis points, respectively, for the third quarter and nine-months ending September 30, 2021.

In addition, investment yields have continued to decline given the overall rate environment in 2021. The overall impact of a lower net interest margin was more than offset by higher earning assets in 2021 as compared to 2020 for the year-to-date comparisons. However, for the third quarter of 2021 as compared to the same quarter in 2020, the $267.0 million increase in average interest earning balances did not fully offset the impact of the 54 bps decline in yield.

Provision for Loan and Lease Losses

The Company recorded a net benefit related to loan and lease loss provision of $0.6 million in the third quarter of 2021 relative to a provision of $2.4 million in the third quarter of 2020, and a year-to-date net benefit for loan and lease loss provision of $2.5 million in 2021 as compared to $6.4 million loan and lease loss provision expense for the same period in 2020. The Company's $3.0 million, or 126%, favorable decline in provision for loan and lease losses in the third quarter of 2021 as compared to the third quarter of 2020, and the $8.8 million favorable decrease, or 139% in the first nine months of 2021 compared to the same period in 2020 is due mostly to lower historical loan loss rates, a decline in outstanding balances on loans, a change in the mix of loans, and net year-to-date 2021 recoveries of previously charged-off loan balances. During 2021, management adjusted its qualitative risk factors under our current incurred loss model for improved economic conditions, improvements in the severity and volume of past due loans, and a reduction in the level of concentrations of credit in non-owner occupied real estate loans.

The Company was subject to the adoption in the first quarter of 2020 of the Current Expected Credit Loss ("CECL") accounting method under Financial Accounting Standards Board (FASB) Accounting Standards Update 2016-03 and related amendments, Financial Instruments – Credit Losses (Topic 326). Prior to the close of the first quarter of 2020, the Company elected under Section 4014 of the Coronavirus Aid, Relief, and Economic Security (CARES) Act to defer the implementation of CECL until the earlier of when the national emergency related to the outbreak of COVID-19 ends or December 31, 2020. Later in 2020, the Consolidated Appropriations Act, 2021 extended the deferral of implementation of CECL to the earlier of the first day of the fiscal year, beginning after the national emergency terminates or January 1, 2022. The Company’s decision to defer the adoption of CECL was done primarily to provide additional time to better assess the impact of the COVID-19 pandemic on the expected lifetime credit losses. At the time the decision was made, there was a significant change in economic uncertainty on the local, regional, and national levels as a result of local and state stay-at-home orders, as well as relief measures provided at a national, state, and local level. Further, the Company has taken actions to serve our communities during the pandemic, including permitting short-term payment deferrals to current customers, as well as originating bridge loans and SBA PPP loans. Upon the adoption of CECL on January 1, 2022, the Company is expected to record the anticipated increase in the allowance for credit losses as an adjustment to equity, net of deferred taxes.

Sierra Bancorp Financial Results

October 25, 2021

Noninterest Income

Total noninterest income reflects increases of $0.4 million, or 6%, for the quarter ended September 30, 2021 as compared to the same quarter in 2020, and $0.9 million, or 4% for the year-to-date period ended September 30, 2021 as compared to the same period in 2020. The quarterly and year-to-date comparisons were primarily impacted by higher interchange income however, the comparable year-to-date periods also included an increase of $0.4 million in the valuation gain of restricted equity investments owned by the Company, a $0.4 million favorable fluctuation in income on Bank-Owned Life Insurance (BOLI) associated with deferred compensation plans, and a $0.6 million favorable change in low-income housing tax credit fund expenses. The year-to-date increases were offset by a $0.4 million gain on the sale of debt securities from the restructuring of the portfolio in 2020 and a $1.5 million nonrecurring gain on the wrap up of low-income housing tax credit funds also in 2020.

Service charges on customer deposit account income increased $0.2 million, or 8%, to $3.2 million in the third quarter of 2021 as compared to the third quarter of 2020. This increase is primarily due to increases in analysis fee income during the comparable periods. This service charge income was $0.1 million lower, or 1%, in the first nine months of 2021, as compared to the same period in 2020. The slight decline for the year-to-date comparison is primarily a result of decreases in overdraft income, mostly offset by increases in analysis fee income.

Noninterest Expense

Total noninterest expense increased by $1.6 million, or 8%, in the third quarter of 2021 relative to the third quarter of 2020, and by $6.2 million, or 11%, in the first nine months of 2021 as compared to the same period in 2020.

Salaries and Benefits were $0.9 million, or 9%, higher in the third quarter of 2021 as compared to the third quarter of 2020 and $3.1 million, or 10%, higher for the first nine months of 2021 compared to the same period in 2020. Salary expense deferrals related to the decrease in loan originations were primarily responsible for the negative variance; there was a decrease in salary deferrals of $0.5 million for the quarterly comparison and $2.2 million for the year-to-date comparison. There were 482 full-time equivalent employees at September 30, 2021 as compared to 491 at September 30, 2020.

Occupancy expenses were $0.2 million lower for the third quarter of 2021 as compared to the same quarter in 2020 and $0.1 million higher for the first nine months of 2021 as compared to the same period in 2020. The primary reason for decrease in the quarterly comparison was the closure of five branch facilities earlier in the year, which included the early termination of two leases immediately. The acceleration of leasehold improvements was responsible for the slight increase in the year-to-date comparison.

Other noninterest expense increased $0.9 million, or 12% for the third quarter 2021 as compared to the third quarter in 2020, and increased $3.1 million, or 17% for the first nine months of 2021 as compared to the same period in 2020. The variance for the third quarter of 2021 compared to the same period in 2020 was primarily driven by an increase of $0.6 million in legal and accounting costs due mostly to an increase in litigation costs. Additionally, there were increases of $0.3 million in data processing costs resulting from increases in core banking system expenses, and $0.4 million in increase in checkcard processing costs due to higher debit card usage. These higher costs were partially offset by a $0.4 million decrease in foreclosed assets costs, due to the sale of all but two bank owned properties. For the year-over-year comparison the categories of increase were the same as with the quarterly comparison, along with a $0.3 million increase in FDIC assessments and a $0.3 million increase in deferred compensation expense for directors, which is linked to the changes in BOLI income.

The Company's provision for income taxes was 24.1% of pre-tax income in the third quarter of 2021 relative to 23.4% in the third quarter of 2020, and 25.0% of pre-tax income for the first nine months of 2021 relative to 23.5% for the same period in 2020. The increase in effective tax rate in the third quarter of 2021 is due to tax credits and tax-exempt income representing a smaller percentage of total taxable income.

Sierra Bancorp Financial Results

October 25, 2021

Balance Sheet Summary

Balance sheet changes during the first nine months of 2021 include an increase in total assets of $222.0 million, or 7%, primarily a result of increases in cash and due from banks and investments securities of $350.9 million and $188.3 million, respectively, net of a $320.6 million decrease in net loan balances.

The increase in investment securities of $188.3 million for the year-to-date period consisted primarily of increases in government and agency securities, including mortgage backed securities and collateralized mortgage obligations, of $13.2 million; municipal bonds of $64.3 million; corporate securities of $16.3 million; and AAA and AA tranches of collateralized loan obligations of $94.6 million. The purchases of AAA and AA tranches of collateralized loan obligations (“CLOs”) in the third quarter of 2021 is primarily a balance sheet diversification strategy as management continues to utilize available liquidity. In addition to providing asset class diversification given the high level of real estate backed earning assets on the balance sheet, these floating rate CLOs are more asset sensitive which complements the longer-term fixed-rate earning assets.

Loan balances increased $14.4 million, excluding the impact of the change in SBA PPP loans. SBA PPP loan forgiveness totalled $17.9 million during the third quarter of 2021 as compared to the end of the previous quarter. However, as mentioned above, loan balances declined by $320.6 million as compared to December 31, 2020 primarily as a result of a $181.2 million decline in mortgage warehouse line utilization, a $76.8 million decline in SBA PPP loans due mostly to forgiveness of such loans, and a net decrease of $63.0 million in real estate secured loans, primarily from construction and other commercial real estate loans.

During 2021, the Company strategically lowered its regulatory commercial real estate concentration ratio from 378% at December 31, 2020 to 308% at September 30, 2021, although it is expected to moderately increase this concentration ratio during the fourth quarter of 2021 and into 2022. The overall decline in real estate secured loans during 2021 was partially offset by an increase of $80.4 million in 1-4 family residential real estate loans due to the $121.6 million purchase of mortgage loans during the third quarter of 2021. These loan purchases were designed as a bridge to organic loan growth as the Bank’s core loan pipeline continues to improve and the hiring of one or more loan teams that is expected to occur during the fourth quarter of 2021. If successfully hired, the loan teams are anticipated to further diversify the loan portfolio by specializing in various types of commercial and industrial loans.

Unused commitments, excluding mortgage warehouse and consumer overdraft lines, were $224.3 million at September 30, 2021, compared to $260.0 million at December 31, 2020. Total line utilization, excluding mortgage warehouse and consumer overdraft lines, was 54% at September 30, 2021 and 57% at December 31, 2020. Mortgage warehouse utilization declined significantly to 33% at September 30, 2021, as compared to 71% at December 31, 2020.

The Company participated in the SBA PPP as authorized by the CARES Act. We began accepting and funding loans under this program in April 2020. There were 642 loans for $50.7 million outstanding at September 30, 2021, compared to 1,274 loans for $117.2 million at December 31, 2020. During the third quarter of 2021 the SBA forgave $17.9 million of SBA PPP loans.

Deposit balances reflect growth of $196.0 million, or 7%, during the first nine months of 2021. Core non-maturity deposits increased by $358.2 million, or 17%, while customer time deposits decreased by $122.1 million, or 30%. Wholesale brokered deposits decreased by $40.0 million to $60.0 million. Overall noninterest-bearing deposits as a percent of total deposits at September 30, 2021, increased to 39.4%, as compared to 36.0% at December 31, 2020.

Other interest-bearing liabilities of $92.6 million on September 30, 2021 consists exclusively of customer repurchase agreements. Other interest-bearing liabilities at December 31, 2020 of $182.0 million consisted of $100.0 million of fed funds purchased, $39.1 million of customer repurchase agreements, $37.9 million of FHLB overnight borrowings and $5.0 million of FHLB short term borrowings.

Long term debt increased to $49.2 million from the issuance of $50 million in 3.25% fixed – floating subordinated debt with a ten-year maturity in the third quarter of 2021. The Company plans on contributing $25 million of additional

Sierra Bancorp Financial Results

October 25, 2021

capital to the Bank in the fourth quarter of 2021, and utilizing the remainder of the funds for general corporate purposes, which may include repurchasing shares, among other things.

Subordinated debentures totaled $35.3 million and $35.1 million at September 30, 2021 and December 31, 2020, respectively, in the form of long-term borrowings from trust subsidiaries formed specifically to issue trust preferred securities.

The Company continues to have substantial liquidity. At September 30, 2021, and December 31, 2020, the Company had the following sources of primary and secondary liquidity ($ in thousands):

Primary and secondary liquidity sources	September 30, 2021	December 31, 2020
Cash and cash equivalents	$422,350	$71,417
Unpledged investment securities	584,066	311,983
Excess pledged securities	43,246	52,892
FHLB borrowing availability	773,125	535,404
Unsecured lines of credit	305,000	230,000
Funds available through fed discount window	61,867	58,127
Totals	$2,189,654	$1,259,823

Total capital of $364.5 million at September 30, 2021 reflects an increase of $20.6 million, or 6%, relative to year-end 2020. The increase in equity during the first nine months of 2021 was due to the addition of $33.4 million in net income, offset by an $3.4 million unfavorable swing in accumulated other comprehensive income/loss, and $9.8 million in dividends paid. The remaining difference is related to stock options exercised and restricted stock granted during the first nine months. The Company executed no share repurchases under a share repurchase plan during the first nine months of 2021. In conjunction with an equity compensation plan, 12,122 shares were repurchased by the company for tax withholding on restricted stock issued to certain officers of the Company in the first nine months of 2021.

Asset Quality

Total nonperforming assets, comprised of nonaccrual loans and foreclosed assets, decreased by $1.7 million to $6.9 million for the first nine months of 2021. The Company's ratio of nonperforming loans to gross loans increased to 0.32% at September 30, 2021 from 0.31% at December 31, 2020; this was due to the decrease in gross loan balances since nonperforming loans decreased $0.8 million during the same period. All of the Company's impaired assets are periodically reviewed and are either well-reserved based on current loss expectations or are carried at the fair value of the underlying collateral, net of expected disposition costs.

The Company's allowance for loan and lease losses was $15.6 million at September 30, 2021, as compared to a balance of $17.7 million at December 31, 2020, and $15.6 million at September 30, 2020. The allowance was 0.73% of total loans at September 30, 2021, 0.72% at December 31, 2020 and 0.65% at September 30, 2020.

The $2.1 million decrease in the allowance for loan and lease losses during the first nine months of the year resulted from the $2.5 million benefit associated with loan and lease loss provision combined with net loan recoveries of previously charged off loan balances for $0.3 million. For further information regarding the Company's decision to defer the implementation of CECL under Section 4014 of the CARES Act, as well as further detail on the decrease loan and lease loss provision during the third quarter and first nine months of 2021, please see the discussion above under Provision for Loan and Lease Losses.

Management's detailed analysis indicates that the Company's allowance for loan and lease losses should be sufficient to cover credit losses inherent in loan and lease balances outstanding as of September 30, 2021, but no assurance can be given that the Company will not experience substantial future losses relative to the size of the loan and lease loss allowance.

Sierra Bancorp Financial Results

October 25, 2021

The Company provided loan modification deferrals to customers under Section 4013 of the CARES Act, which are not treated as troubled debt restructured loans. As of September 30, 2021, we had three remaining loans for one customer relationship totaling $10.4 million. All of these loans are fully secured by real estate collateral.

About Sierra Bancorp

Sierra Bancorp is the holding company for Bank of the Sierra (www.bankofthesierra.com), which is in its 44th year of operations and is the largest independent bank headquartered in the South San Joaquin Valley. Bank of the Sierra is a community-centric regional bank, which offers a broad range of retail and commercial banking services through full-service branches located within the counties of Tulare, Kern, Kings, Fresno, Ventura, San Luis Obispo and Santa Barbara. The Bank also maintains an online branch and provides specialized lending services through an agricultural credit center, an SBA center and a dedicated loan production office in Roseville, California. In 2021, Bank of the Sierra was recognized as one of the strongest community banks in the country, with a 5-star rating from Bauer Financial.

Forward-Looking Statements

The statements contained in this release that are not historical facts are forward-looking statements based on management's current expectations and beliefs concerning future developments and their potential effects on the Company. Readers are cautioned not to unduly rely on forward-looking statements. Actual results may differ from those projected. These forward-looking statements involve risks and uncertainties including but not limited to our borrowers’ actual payment performance as loan deferrals related to the COVID-19 pandemic expire, changes to statutes, regulations, or regulatory policies or practices as a result of, or in response to COVID-19, including the potential adverse impact of loan modifications and payment deferrals implemented consistent with recent regulatory guidance, the health of the national and local economies, the Company's ability to attract and retain skilled employees, customers' service expectations, the Company's ability to successfully deploy new technology, the success of acquisitions and branch expansion, changes in interest rates, loan portfolio performance, and other factors detailed in the Company's SEC filings, including the "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of the Company's most recent Form 10-K and Form 10-Q.

Sierra Bancorp Financial Results

October 25, 2021

STATEMENT OF CONDITION
(Dollars in Thousands, Unaudited)

ASSETS	9/30/2021	6/30/2021	3/31/2021	12/31/2020	9/30/2020
Cash and due from banks	$422,350	$373,902	$346,211	$71,417	$88,933
Investment securities	732,312	607,474	552,931	543,974	577,278
Real estate loans
1-4 family residential construction	34,720	37,165	36,818	48,565	75,532
Other construction/land	25,512	27,682	50,433	71,980	83,797
1-4 family - closed-end	220,240	106,599	126,949	139,836	162,022
Equity lines	31,341	33,334	36,276	38,075	38,620
Multi-family residential	55,628	58,230	58,324	61,865	61,740
Commercial real estate - owner occupied	345,116	359,021	359,777	343,199	328,832
Commercial real estate - non-owner occupied	995,921	1,048,153	1,071,532	1,062,498	945,374
Farmland	124,446	125,783	126,157	129,905	127,964
Total real estate loans	1,832,924	1,795,967	1,866,266	1,895,923	1,823,881
Agricultural production loans	43,296	42,952	45,476	44,872	45,782
Commercial and industrial	132,292	150,632	183,762	209,048	217,224
Mortgage warehouse lines	126,486	150,351	187,940	307,679	287,516
Consumer loans	4,828	4,894	5,024	5,589	5,897
Gross loans and leases	2,139,826	2,144,796	2,288,468	2,463,111	2,380,300
Deferred loan and lease fees	(2,612)	(3,835)	(3,717)	(3,147)	(3,078)
Allowance for loan and lease losses	(15,617)	(16,421)	(18,319)	(17,738)	(15,586)
Net loans and leases	2,121,597	2,124,540	2,266,432	2,442,226	2,361,636

Bank premises and equipment	24,490	25,949	26,795	27,505	27,216
Other assets	141,990	140,183	133,668	135,620	144,555
Total assets	$3,442,739	$3,272,048	$3,326,037	$3,220,742	$3,199,618

LIABILITIES AND CAPITAL
Noninterest demand deposits	$1,111,411	$1,073,833	$1,020,350	$943,664	$975,750
Interest-bearing transaction accounts	765,823	752,137	770,271	668,346	656,922
Savings deposits	451,248	435,076	415,230	368,420	361,857
Money market deposits	141,348	133,977	136,653	131,232	126,918
Customer time deposits	290,816	295,891	411,388	412,944	420,266
Wholesale brokered deposits	60,000	85,000	100,000	100,000	50,000
Total deposits	2,820,646	2,775,914	2,853,892	2,624,606	2,591,713

Long-term debt	49,221	-	-	-	-
Subordinated debentures	35,258	35,213	35,169	35,124	35,079
Other interest-bearing liabilities	92,553	70,535	56,527	182,038	194,657
Total deposits and interest-bearing liabilities	2,997,678	2,881,662	2,945,588	2,841,768	2,821,449

Other liabilities	80,554	32,657	32,468	35,078	41,922
Total capital	364,507	357,729	347,981	343,896	336,247
Total liabilities and capital	$3,442,739	$3,272,048	$3,326,037	$3,220,742	$3,199,618

Sierra Bancorp Financial Results

October 25, 2021

GOODWILL AND INTANGIBLE ASSETS
(Dollars in Thousands, Unaudited)
	9/30/2021	6/30/2021	3/31/2021	12/31/2020	9/30/2020
Goodwill	$27,357	$27,357	$27,357	$27,357	$27,357
Core deposit intangible	3,527	3,780	4,038	4,307	4,575
Total intangible assets	$30,884	$31,137	$31,395	$31,664	$31,932

CREDIT QUALITY
(Dollars in Thousands, Unaudited)
	9/30/2021	6/30/2021	3/31/2021	12/31/2020	9/30/2020
Non-accruing loans	$6,788	$7,276	$8,599	$7,598	$7,186
Foreclosed assets	93	774	945	971	2,970
Total nonperforming assets	$6,881	$8,050	$9,544	$8,569	$10,156

Performing TDR's (not included in NPA's)	$5,509	$10,774	$10,596	$11,382	$7,708
Net (recoveries) / charge offs	$(329)	$(533)	$(331)	$735	$687

Past due & still accruing (30-89)	$380	$3,197	$2,991	$1,656	$7,201
Loans deferred under CARES Act	$10,411	$10,411	$22,437	$29,500	$405,858

Non-performing loans to gross loans	0.32%	0.34%	0.38%	0.31%	0.30%
NPA's to loans plus foreclosed assets	0.32%	0.38%	0.42%	0.35%	0.43%
Allowance for loan and lease losses to loans	0.73%	0.77%	0.80%	0.72%	0.65%

SELECT PERIOD-END STATISTICS
(Unaudited)
	9/30/2021	6/30/2021	3/31/2021	12/31/2020	9/30/2020
Shareholders equity / total assets	10.6%	10.9%	10.5%	10.7%	10.5%
Gross loans / deposits	75.9%	77.3%	80.2%	93.8%	91.8%
Non-interest bearing deposits / total deposits	39.4%	38.7%	35.8%	36.0%	37.6%

Sierra Bancorp Financial Results

October 25, 2021

CONSOLIDATED INCOME STATEMENT
(Dollars in Thousands, Unaudited)	For the three months ended:			For the nine months ended:
	9/30/2021	6/30/2021	9/30/2020	9/30/2021	9/30/2020
Interest income	$27,629	$28,092	$29,043	$85,179	$80,481
Interest expense	913	903	969	2,719	4,478
Net interest income	26,716	27,189	28,074	82,460	76,003

(Benefit) / provision for loan and lease losses	(600)	(2,100)	2,350	(2,450)	6,350
Net interest income after provision	27,316	29,289	25,724	84,910	69,653

Service charges	3,186	2,725	2,950	8,677	8,752
BOLI income	1,048	814	1,310	2,445	1,997
Gain on investments	11	-	-	11	390
Other noninterest income	3,290	3,073	2,845	9,844	8,973
Total noninterest income	7,535	6,612	7,105	20,977	20,112

Salaries and benefits	10,618	10,425	9,698	32,194	29,136
Occupancy expense	2,359	2,626	2,559	7,472	7,390
Other noninterest expenses	7,898	7,184	7,046	21,715	18,630
Total noninterest expense	20,875	20,235	19,303	61,381	55,156

Income before taxes	13,976	15,666	13,526	44,506	34,609
Provision for income taxes	3,371	3,958	3,170	11,115	8,144
Net income	$10,605	$11,078	$10,356	$33,391	$26,465

TAX DATA
Tax-exempt muni income	$1,578	$1,517	$1,467	$4,539	$4,246
Interest income - fully tax equivalent	$28,048	$28,495	$29,433	$86,386	$81,610

Sierra Bancorp Financial Results

October 25, 2021

PER SHARE DATA
(Unaudited)	For the three months ended:			For the nine months ended:
	9/30/2021	6/30/2021	9/30/2020	9/30/2021	9/30/2020
Basic earnings per share	$0.70	$0.77	$0.68	$2.19	$1.74
Diluted earnings per share	$0.69	$0.76	$0.68	$2.17	$1.73
Common dividends	$0.22	$0.21	$0.20	$0.65	$0.60

Weighted average shares outstanding	15,257,367	15,243,698	15,192,838	15,247,477	15,215,167
Weighted average diluted shares	15,343,543	15,375,825	15,387,309	15,369,249	15,422,647

Book value per basic share (EOP)	$23.70	$23.21	$21.92	$23.70	$21.92
Tangible book value per share (EOP)	$21.69	$21.19	$19.84	$21.69	$19.84

Common shares outstanding (EOP)	15,382,518	15,410,763	15,341,723	15,382,518	15,341,723

KEY FINANCIAL RATIOS
(Unaudited)	For the three months ended:			For the nine months ended:
	9/30/2021	6/30/2021	9/30/2020	9/30/2021	9/30/2020
Return on average equity	11.62%	13.29%	12.34%	12.60%	10.90%
Return on average assets	1.26%	1.42%	1.34%	1.36%	1.26%
Net interest margin (tax-equivalent)	3.46%	3.60%	3.98%	3.66%	3.97%
Efficiency ratio (tax-equivalent)¹	59.78%	58.79%	53.74%	58.29%	56.64%
Net (recoveries) charge offs to avg loans (not annualized)	0.01%	(0.01)%	0.01%	(0.01)%	0.04%

(1) Noninterest expense as a percentage of the sum of net interest income and noninterest income excluding net gains (losses) from securities and bank owned life insurance income.

The following non-GAAP schedule reconciles the book value per share to the tangible book value per share and the GAAP equity ratio to the tangible equity ratio as of the dates indicated:

NON-GAAP FINANCIAL MEASURES
(Unaudited)
	9/30/2021	6/30/2021	9/30/2020
Total stockholders' equity	$364,507	$357,729	$336,247
Less: goodwill and other intangible assets	(30,884)	(31,137)	(31,932)
Tangible common equity	$333,623	$326,592	$304,315

Total assets	$3,442,739	$3,272,048	$3,199,618
Less: goodwill and other intangible assets	(30,884)	(31,137)	(31,932)
Tangible assets	$3,411,855	$3,240,911	$3,167,686

Common shares outstanding	15,382,518	15,410,763	15,341,723

Book value per common share	23.70	23.21	21.92
Tangible book value per common share	21.69	21.19	19.84
Equity ratio - GAAP (total stockholders' equity / total assets	10.59%	10.93%	10.51%
Tangible common equity ratio (tangible common equity / tangible assets)	9.78%	10.08%	9.61%

Sierra Bancorp Financial Results

October 25, 2021

NONINTEREST INCOME/EXPENSE
(Dollars in Thousands, Unaudited)
	For the three months ended:			For the nine months ended:
Noninterest income:	9/30/2021	6/30/2021	9/30/2020	9/30/2021	9/30/2020
Service charges on deposit accounts	$3,186	$2,725	$2,950	$8,677	$8,752
Other service charges and fees	2,900	3,050	2,511	8,511	7,418
Net gains on sale of securities available-for-sale	11	—	—	11	390
Bank-owned life insurance	1,048	814	1,310	2,445	1,997
Other	390	23	334	1,333	1,555
Total noninterest income	$7,535	$6,612	$7,105	$20,977	$20,112
As a % of average interest earning assets (1)	0.96%	0.86%	0.99%	0.91%	1.04%

Noninterest expense:
Salaries and employee benefits	$10,618	$10,425	$9,698	$32,194	$29,136
Occupancy costs
Furniture & equipment	406	453	498	1,312	1,581
Premises	1,953	2,173	2,061	6,160	5,809
Advertising and marketing costs	370	292	324	982	1,350
Data processing costs	1,470	1,513	1,177	4,409	3,365
Deposit services costs	2,402	2,282	2,236	6,752	6,261
Loan services costs
Loan processing	109	65	289	343	652
Foreclosed assets	(19)	(10)	355	78	423
Other operating costs
Telephone & data communications	534	668	485	1,582	1,319
Postage & mail	60	109	90	253	264
Other	470	337	338	1,269	1,090
Professional services costs
Legal & accounting	966	682	317	2,091	1,002
Other professional service	1,320	1,004	1,223	3,219	2,171
Stationery & supply costs	107	73	95	259	341
Sundry & tellers	109	169	117	478	392
Total noninterest expense	$20,875	$20,235	$19,303	$61,381	$55,156
As a % of average interest earning assets (1)	2.66%	2.64%	2.70%	2.67%	2.85%
Efficiency ratio (2)(3)	59.75%	58.79%	53.74%	58.30%	56.64%

(1)	Annualized
(2)	Tax equivalent
(3)	Noninterest expense as a percentage of the sum of net interest income and noninterest income excluding net gains (losses) from securities and bank owned life insurance income.

Sierra Bancorp Financial Results

October 25, 2021

AVERAGE BALANCES AND RATES
(Dollars in Thousands, Unaudited)
	For the quarter ended			For the quarter ended			For the quarter ended
	September 30, 2021			June 30, 2021			September 30, 2020
	Average Balance (1)	Income/ Expense	Yield/ Rate (2)	Average Balance (1)	Income/ Expense	Yield/ Rate (2)	Average Balance (1)	Income/ Expense	Yield/ Rate (2)
Assets
Investments:
Interest-earning due from banks	$ 379,597	$ 146	0.15%	$ 308,453	$ 85	0.11%	$ 6,942	$ 2	0.11%
Taxable	389,524	1,679	1.71%	340,690	1,573	1.85%	366,046	1,832	1.99%
Non-taxable	259,996	1,578	3.05%	243,461	1,517	3.16%	227,283	1,467	3.25%
Total investments	1,029,117	3,403	1.47%	892,604	3,175	1.61%	600,271	3,301	2.45%

Loans and leases: (3)
Real estate	1,775,611	20,805	4.65%	1,825,600	21,015	4.62%	1,700,241	20,467	4.79%
Agricultural production	43,243	410	3.76%	43,959	408	3.72%	47,733	435	3.63%
Commercial	140,105	1,796	5.09%	166,554	2,124	5.12%	226,511	2,485	4.36%
Consumer	4,862	205	16.73%	4,978	193	15.55%	6,226	236	15.08%
Mortgage warehouse lines	118,036	982	3.30%	142,348	1,151	3.24%	262,593	2,087	3.16%
Other	1,463	28	7.59%	1,460	26	7.14%	1,868	32	6.82%
Total loans and leases	2,083,320	24,226	4.61%	2,184,899	24,917	4.57%	2,245,172	25,742	4.56%
Total interest earning assets (4)	3,112,437	$ 27,629	3.58%	3,077,503	$ 28,092	3.71%	2,845,443	$ 29,043	4.12%
Other earning assets	15,713			15,438			13,190
Non-earning assets	212,116			209,218			215,819
Total assets	$ 3,340,266			$ 3,302,159			$ 3,074,452

Liabilities and shareholders' equity
Interest bearing deposits:
Demand deposits	$ 148,175	$ 86	0.23%	$ 161,871	$ 91	0.23%	$ 140,634	$ 75	0.21%
NOW	605,620	115	0.08%	601,339	116	0.08%	516,915	89	0.07%
Savings accounts	443,406	63	0.06%	424,512	59	0.06%	354,331	51	0.06%
Money market	139,433	26	0.07%	139,336	30	0.09%	126,567	28	0.09%
Time deposits	293,379	248	0.31%	337,270	262	0.30%	428,171	383	0.35%
Wholesale brokered deposits	72,283	53	0.29%	92,418	61	0.26%	29,696	15	0.20%
Total interest bearing deposits	1,702,296	591	0.14%	1,756,746	619	0.14%	1,596,314	641	0.16%
Borrowed funds:
Other interest-bearing liabilities	79,132	41	0.21%	61,186	39	0.26%	107,596	70	0.26%
Long-term debt	3,812	38	3.95%	—	—	—	—	—	—
Subordinated debentures	35,229	243	2.74%	35,185	245	2.79%	35,052	258	2.93%
Total borrowed funds	118,173	322	1.08%	96,371	284	1.18%	142,648	328	0.91%
Total interest bearing liabilities	1,820,469	913	0.20%	1,853,117	$ 903	0.20%	1,738,962	969	0.22%
Demand deposits - noninterest bearing	1,104,506			1,052,494			958,233
Other liabilities	53,134			43,095			43,521
Shareholders' equity	362,157			353,453			333,736
Total liabilities and shareholders' equity	$ 3,340,266			$ 3,302,159			$ 3,074,452

Interest income/interest earning assets			3.58%			3.71%			4.12%
Interest expense/interest earning assets			0.12%			0.11%			0.14%
Net interest income and margin (5)		$ 26,716	3.46%		$ 27,189	3.60%		$ 28,074	3.98%

(1)	Average balances are obtained from the best available daily or monthly data and are net of deferred fees and related direct costs.
(2)	Yields and net interest margin have been computed on a tax equivalent basis utilizing a 21% effective tax rate.
(3)	Loans are gross of the allowance for possible loan losses. Loan fees have been included in the calculation of interest income. Net loan fees and loan acquisition FMV amortization were $1.0 million and $1.3 million for the quarters ended September 30, 2021 and 2020, respectively, and $1.0 million for the quarter ended June 30, 2021.
(4)	Non-accrual loans have been included in total loans for purposes of computing total earning assets.
(5)	Net interest margin represents net interest income as a percentage of average interest-earning assets.

Sierra Bancorp Financial Results

October 25, 2021

AVERAGE BALANCES AND RATES
(Dollars in Thousands, Unaudited)
	For the nine months ended			For the nine months ended
	September 30, 2021			September 30, 2020
	Average Balance (1)	Income/ Expense	Yield/ Rate (2)	Average Balance (1)	Income/ Expense	Yield/ Rate (2)
Assets
Investments:
Interest-earning due from banks	$255,962	$250	0.13%	$32,332	$155	0.64%
Taxable	351,109	4,835	1.84%	392,617	6,542	2.23%
Non-taxable	241,866	4,539	3.18%	213,294	4,246	3.36%
Total investments	848,937	9,624	1.71%	638,243	10,943	2.53%

Loans and leases:(3)
Real estate	$1,826,476	$63,211	4.63%	$1,524,821	$57,544	5.04%
Agricultural	44,441	1,237	3.72%	48,022	1,470	4.09%
Commercial	165,916	6,371	5.13%	168,574	4,661	3.69%
Consumer	5,085	594	15.62%	6,822	831	16.27%
Mortgage warehouse lines	167,293	4,061	3.25%	204,839	4,884	3.18%
Other	1,503	81	7.21%	3,302	148	5.99%
Total loans and leases	2,210,714	75,555	4.57%	1,956,380	69,538	4.75%
Total interest earning assets (4)	3,059,651	85,179	3.77%	2,594,623	80,481	4.20%
Other earning assets	14,817			13,074
Non-earning assets	207,523			206,816
Total assets	$3,281,991			$2,814,513

Liabilities and shareholders' equity
Interest bearing deposits:
Demand deposits	$147,000	$251	0.23%	$121,246	$209	0.23%
NOW	592,177	332	0.07%	485,176	295	0.08%
Savings accounts	419,861	175	0.06%	326,730	170	0.07%
Money market	138,408	86	0.08%	123,149	101	0.11%
Time deposits	347,253	798	0.59%	443,771	2,374	1.23%
Brokered deposits	88,132	176	0.27%	30,135	219	0.97%
Total interest bearing deposits	1,732,831	1,818	0.14%	1,530,207	3,368	0.29%
Borrowed funds:
Other interest-bearing liabilities	67,981	127	0.39%	62,486	145	0.86%
Long-term debt	1,285	38	3.95%	—	—	—
Subordinated debentures	35,186	736	2.80%	35,008	965	3.68%
Total borrowed funds	104,452	901	1.15%	97,494	1,110	1.52%
Total interest bearing liabilities	1,800,812	2,719	0.20%	1,627,701	4,478	0.37%
Demand deposits - noninterest bearing	1,045,179			822,882
Other liabilities	45,191			39,646
Shareholders' equity	354,338			324,284
Total liabilities and shareholders' equity	$3,281,991			$2,814,513

Interest income/interest earning assets			3.77%			4.20%
Interest expense/interest earning assets			0.11%			0.23%
Net interest income and margin(5)		$82,460	3.66%		$76,003	3.97%

(1)	Average balances are obtained from the best available daily or monthly data and are net of deferred fees and related direct costs.
(2)	Yields and net interest margin have been computed on a tax equivalent basis utilizing a 21% effective tax rate.
(3)	Loans are gross of the allowance for possible loan losses. Loan fees have been included in the calculation of interest income. Net loan fees and loan acquisition FMV amortization were $3.4 million and $0.9 million for the nine months ended September 30, 2021 and 2020, respectively.
(4)	Non-accrual loans have been included in total loans for purposes of computing total earning assets.
(5)	Net interest margin represents net interest income as a percentage of average interest-earning assets.

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Category: Financial

Source: Sierra Bancorp